kempner capital management, inc.

CODE OF ETHICS

INTRODUCTION

Kempner Capital Management, Inc.’s (“KCM” or “Firm”) investment advisory business involves a relationship of trust and confidence with its clients. That relationship is largely defined by the terms of its investment management agreements with KCM’s clients (“Client Agreements”). The Firm is also subject to various laws and regulations that govern investment advisers’ conduct. This Code of Ethics and Conduct describes the general standard of conduct expected of all employees and focuses on specific areas where employee conduct has the potential to affect KCM’s clients’ interests adversely. Any violations (whether by oneself or by another KCM employee) must be reported to the Chief Compliance Officer (“CCO”) or the Managing Officer immediately upon discovery.

standards of conduct

a.	General Policy

The following basic principles guide all aspects of the Firm’s business and represent the minimum standards to which KCM expects employees to adhere:

•	KCM’s clients’ interests come before employees’ personal interests and, except to the extent otherwise provided in Client Agreements, before the Firm’s interests;

•	The Firm must disclose fully all material facts about conflicts of which it is aware between the Firm’s and its employees’ interests on the one hand and clients’ interests on the other;[1]

•	Employees must operate on the Firm’s and their own behalf consistently with the Firm’s disclosures to and arrangements with clients regarding conflicts and its efforts to manage the impacts of those conflicts;

•	The Firm and its employees must not take inappropriate advantage of the Firm’s or their positions of trust with or responsibility to clients and

•	The Firm and its employees must always comply with all applicable securities laws.

It is each employee’s duty to consider and adhere to these principles in all of his or her activities that involve the Firm and its clients and to report to the CCO any activities he or she believes may constitute or involve a violation of any law or any provision of this Code.

[1]	The Firm’s and its employees’ interests in some respects inevitably conflict with clients’ interests. The Firm tries to manage those conflicts in ways that its clients know about and that are fair under all the circumstances.

Kempner Capital Management, Inc.

Code of Ethics

As of September 2017

definitions

For purposes of this Code, the term “employee” includes not only employees within the ordinary sense of the term, but also personnel of affiliated entities sharing office space with KCM who function as employees (even if they are compensated solely through their member interests), officers, others who occupy a status similar to that of an officer or a director and others (could include certain types of independent contractors) whose activities are subject to the Firm’s supervision and control and include providing investment advice to clients. 2

Different employees have different responsibilities, different levels of control over investment decision-making for clients and different access to information about investment decision-making and implementation.

Access Persons

All employees (including temporary personnel such as clerical personnel provided by an agency who are so designated by the Chief Compliance Officer) who, in the course of their normal functions or duties, make, participate in or obtain information about clients’ purchases or sales of securities. Because of the Firm’s size and the range of duties that employees may have, most of the Firm’s employees and officers are considered “Access Persons.” Access Persons include: Harris L. Kempner, Jr., Diana Bartula, Delynn Greene, Shawn Gault, Donna Gindrup, Bridgette Landis, Claudie Schmidt, and Karen Crummett-Sawyer.

Non-Access Persons

Employees who, in the course of their normal functions or duties, do not make, participate in or have information about clients’ purchases or sales of securities or any information about clients. Non-Access Persons are typically employees who provide research on stocks based on established criteria and submit research to portfolio managers for review. Non-Access Persons do not have investment decision-making authority, do not serve as members of the Investment Committee, and are not involved in the day-to-day management of client accounts. Non-Access Persons include: Harris L. Kempner, III.

Covered Associate	A covered associate of an investment advisor is defined as: 1) Any general partner, managing member or executive officer, or other individual with a similar status or function;

[2]	The Chief Compliance Officer, in consultation with management, will determine whether and to what extent to subject those personnel to this Code, depending on, among other things, the extent to which those personnel may have access to confidential information about, for example, the Firm’s involvement in particular investments.

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2) Any employee who solicits a government entity for the investment advisor and any person who supervises, directly or indirectly, such employee; and

3) Any political action committee controlled by the investment advisor or by any of its covered associates.

Personal Account	Any account in which the Firm or an Access /Non-Access Person has a beneficial interest, other than an account over which the Access /Non-Access Person has no direct or indirect influence or control. Personal Accounts typically include accounts held in an Access/Non-Access Person’s name and other accounts held in the various forms described in Appendix 1. These include accounts at brokerage firms, banks and any other institution that effect Securities transactions or hold Securities. Please note that these include accounts in the name of an Access/Non-Access Person’s spouse or any other individual living in the same household.
Beneficial Interest or Beneficial Ownership	The concept of “beneficial ownership” of securities is broad and includes many diverse situations. An employee has a “beneficial interest” not only in securities he or she owns directly, but also in securities held by (i) his or her spouse, minor children or relatives who live full time in his or her home, (ii) another person if the employee obtains benefits substantially equivalent to ownership (through any contract, understanding, relationship, agreement or other arrangement) and (iii) certain types of entities that the employee controls or in which he or she has an equity interest. Appendix 1 contains examples of common beneficial ownership arrangements. It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.
Non-reportable Security	Direct obligations of the United States Government; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by money market funds, by open-end investment companies (i.e., mutual funds) and by unit investment trusts that are invested exclusively in mutual funds.
Reportable Security	With the exception of non-reportable securities listed above, any mutual funds for which KCM serves as advisor, any note, stock, bond, exchange traded funds, debenture, equipment trust certificate, trade acceptance, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, limited liability company interest, limited partnership interest, investment contract, put, call, straddle, option or privilege on a financial instrument or interest or group or index thereof (including any interest therein or the value thereof), swap agreement, swaption, cap, collar, floor, forward rate agreement, forward contract, forward commitment for the purchase or sale of a financial interest, contract for differences, notional principal contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing.

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Code of Ethics

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Watch List	The list of securities which the Investment Committee has under consideration to purchase or sell on behalf of clients. The Watch list is reviewed at each weekly meeting of the Investment Committee. An updated Watch List is sent to all Access Persons at the close of each Investment Committee meeting. A stock is moved from the Watch List to the Buy or Sell List when a limit order is placed for clients.
Sell List	The list of securities for which limit sell orders have been placed on behalf of clients. The Sell List is reviewed at each weekly Investment Committee meeting and is circulated to all Access Persons following each meeting.
Buy List	The list of securities for which limit buy orders have been placed on behalf of clients. The Buy List is reviewed at each weekly Investment Committee meeting and is circulated to all Access Persons following each meeting.

PERSONAL securities TRADING

a.	General Policy

Purchases and sales in Personal Accounts have strict controls as to when an order may be placed, and at what price, in order to avoid conflicts with client trades. (See Exhibit H.) Personal Accounts may not hold positions contrary to positions held in client accounts (for example, buying puts on equities held in client accounts). Access Persons and Non-Access Persons are prohibited from participating in IPOs in Personal. Investing in private placements of any kind in Personal Accounts must be preapproved by the CCO who will review an explanation prepared by the Access Person as to why the issue is not appropriate for clients.

Trading in Personal Accounts is subject to review and documentation by the CCO. Access Persons can buy a reportable security:

•	At current market price, if the security is on the Buy List. Preclearance is required.

•	At current buy price (for clients) + 10 bps, if the order is an Open GTC Order to Buy.

•	At market, if the security is on the Sell List. (If the security is on the Sell List, it is an Open GTC Order to Sell. When executed, the security is removed from the Sell List.)

Kempner Capital Management, Inc.

Code of Ethics

As of September 2017

•	At market, if the security is on the Hold List and is owned by a client. Preclearance is required.

•	At market, if the security is not owned by clients and not on the Hold List, Watch List, Buy List or Sell List. Preclearance is required. If the security meets KCM criteria, it must go to the Investment Committee for review before clearance will be provided.

Access Persons can sell a reportable security:

•	At market, if the security is on the Buy List.

•	At market, if the security is an Open GTC Order to Buy.

•	At 10 bps less than current sell price for clients, if the security is on the Sell List. (If the security is on the Sell List, it is an Open GTC Order to Sell. When executed, the security is removed from the Sell List.)

•	At market, if the security is on the Hold List and is owned by a client. Preclearance is required.

•	At market, if the security is not owned by clients and is not on the Hold List, Watch List, Buy List or Sell List.

Access Persons cannot:

•	Buy or sell if the reportable security is on the Watch List and/or under consideration to purchase or sell.

•	Write a put (e.g., buying puts on equities held in client accounts) or write a call if the security is on the Hold List and is owned by any client.

Non-Access Persons cannot enact the following in Personal Accounts:

•	Buy or sell any security which they have researched for a period of 30 days (black-out period) after the date the research has been submitted for review.

Access Persons request approval by completing Exhibit A, which must be signed by the CCO. The Code of Ethics (particularly the personal trading policy) must be disclosed in KCM’s Form ADV.

See Exhibit H for details of the trading policy for Access Persons and Non-Access Persons.

b.	Procedures for Conducting Personal Account Transactions

Purchases. Purchases of issues must be approved by the CCO. Access Persons must provide an explanation of why the security is not suitable for client portfolios. Some of the factors used to determine suitability for a client portfolio follow:

Kempner Capital Management, Inc.

Code of Ethics

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•	Compatibility with the client’s investment guidelines and objectives

•	Risk factors

•	Dividend yield required (unless there are specific exceptions noted)

•	P/E multiple

•	Client investment restrictions

A stock is deemed to be under consideration when it is placed on the Investment Committee’s Watch List.

Sales. Sales of issues must be approved by the CCO

A stock is deemed to be under consideration when it is placed on the Investment Committee’s Watch List.

The Firm may, in the CCO’s discretion, terminate any approval of a proposed transaction based on, for example, a decision to effect transactions for clients in the relevant or a related Reportable Security. Similarly, the Firm may, in the CCO’s discretion, require an Access Person to cancel pending orders or freeze or reverse transactions, based on developments or information that leads the CCO to believe the transaction may involve a violation of law or Firm policies. Any such cancellation, freeze or reversal may, in the CCO’s discretion, be at the Access Person’s expense.

c.	Reporting Obligations

Each Access/Non-Access Person must arrange for duplicate statements of all brokerage accounts to be sent directly to the Chief Compliance Officer. Additionally, each Access/Non-Access Person must provide the following:

List of Accounts and Annual Report of Holdings. Each Access Person/Non-Access Person must provide a list of all Personal Accounts in which he or she has a beneficial interest and of all of his or her current holdings of Reportable Securities at least annually. The list should be in the form of Exhibit B (or duplicate brokerage statements accompanied with a statement that the Access/Non-Access Person has no other accounts containing securities or holds no private placements) and must be provided not more than 10 days after the Access/Non-Access Person became an Access/Non-Access Person and on or before February 14 of each year thereafter. Information must be as of a date no more than 45 days before the date the report is submitted or, for annual reports provided before February 14 of a year, as of December 31 of the preceding year. The CCO reviews these reports as received to ensure that all required trades were reported and that there are no holdings in conflict with client positions.

Please note that each year each Access/Non-Access Person must provide both a statement of holdings and Exhibit B.

Each Access Person must provide the following:

Kempner Capital Management, Inc.

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Quarterly Reports. A Quarterly Transaction Report in the form of Exhibit C must be submitted no more than 30 days after the end of each calendar quarter. The report must represent that, except as disclosed on the report, and other than the transactions detailed in the Access Person’s account statements supplied to the CCO or visible through the custodian, the Access Person has not entered into any transactions in Reportable Securities. The CCO reviews quarterly transaction reports to ensure that required preapproval had been granted and to ensure that no personal trades conflicted with the Personal Securities Trading Policy. A Report of Personal Accounts (Supplement Report to the Annual List of Personal/Directed Accounts) in the form of Exhibit D must also be submitted no more than 30 days after the end of each calendar quarter. The CCO reviews quarterly to ensure that statements have been received on all Personal Accounts of Access Persons.

Please note that each quarter each Access Person must provide both statements and Exhibits C and D.

Each Non-Access Person must provide the following:

Quarterly Reports. A Report of Personal Accounts in the form of Exhibit D must be submitted no more than 30 days after the end of each calendar quarter. The CCO reviews quarterly to ensure that statements have been received on Personal Accounts of Non-Access Persons.

d.	Chief Compliance Officer’s Procedures

The Chief Compliance Officer is responsible for implementing the following procedures related to transactions in Personal. The CCO will:

•	Implement the procedures specified above for Personal Trading and Outside Employee Activities.

•	At least quarterly, compare Personal Account Trading Request and Authorization Forms with Personal Account trading information as to the relevant Access Persons.

•	At least quarterly, review statements on Non-Access Persons to ensure there were no violations of the black-out period.

•	Annually, compare the change in holdings for each Access Person to be certain all trades were reported as required.

•	Report any occurrence that he or she determines is a violation of this policy to management. Management, in consultation with the CCO, will determine an appropriate sanction for the violation.

•	Make himself/herself available to assist employees with questions regarding this policy.

•	Document all monitoring activities required by this code.

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As of September 2017

•	Review this Code on a regular basis and update it as necessary.

e.	Violations of the Personal Trading Policy

The Firm may impose a variety of sanctions for violations of these Personal Trading procedures. They may range from verbal reprimand to termination of employment and may include disgorgement by the Access/Non-Access Person of any profit on the transaction to KCM. Disgorged profits may be paid to the Firm’s clients that were affected by the violation.

inside INFORMATION

a.	General Policy

Employees may acquire confidential and sensitive information during the course of performing their duties. Employees must not use this information to benefit themselves or the Firm, either by trading based on it (“insider trading”) or by providing it to others (“tipping”). Appendix 2 to this Code describes more fully what constitutes insider trading and tipping and the legal penalties for engaging in those activities.

b.	Types of Confidential Information

This Code discusses two types of confidential information: Company Inside Information and Firm Inside Information.

•	“Company Inside Information” is material nonpublic or confidential information about the issuer of a security or about the security itself.

•	“Firm Inside Information” is information about decisions the Firm is making or actively contemplating making about securities transactions and holdings in client accounts.

c.	Access to Confidential Information

The Firm must store materials that contain confidential information (of all types) in a manner reasonably designed to prevent access by unauthorized personnel. Generally this information should be available only to employees (and outside service providers such as attorneys) on a “need to know” basis in order to perform their duties for the Firm. Employees should keep all confidential documents hidden from public view when not in use. The Firm maintains password protection and other procedures to safeguard computer files from unauthorized access. The offices are secured and locked at the end of each business day and during the weekends.

d.	Permitted and Prohibited Uses of Confidential Information

•	Company Inside Information. Some employees may receive Company Inside Information about issuers in whose securities KCM has invested or are considering investing client assets. KCM’s receipt of that type of information will almost always be part of, or give rise to, a special, confidential relationship with the issuer, often (but not always) set forth in a confidentiality or non-disclosure agreement between KCM and the issuer. KCM may use this information only for the purposes contemplated by the relationship (assuming they are lawful) and in accordance with any agreement with the issuer. Neither the Firm nor any employee may trade while in possession of Company Inside Information.

Kempner Capital Management, Inc.

Code of Ethics

As of September 2017

•	Firm Inside Information. Most employees will frequently obtain Firm Inside Information in the normal course of their duties. They may use it only to perform their ordinary business functions. For example, portfolio managers and traders may use information about clients’ securities transactions and holdings to determine whether to buy additional securities for those clients or to sell some or all of the clients’ positions. Employees may not use Firm Inside Information to trade for the benefit of Personal Accounts. Procedures for trading in these circumstances are included in KCM’s Trading Policies and Procedures.

e.	Special Procedures Relating to Directorships

In connection with certain investments, the Firm may have a representative on the Board of Directors of an issuing company.3 Company Inside Information that a representative receives will generally be attributed to the Firm. Thus, the Firm will be subject to all restrictions on transactions in that issuer’s securities that apply to the representative.4 These typically include complying with issuer’s so-called “windows” policies, which prohibit directors from trading except in designated “open-window” periods when the issuer is confident that all material information has been disclosed to the public. Any employee who serves as a director of a publicly traded company must keep the CCO fully informed on a current basis as to all periods during which the trading window for the relevant company is “open” and those during which it is “closed.” Each such employee must also inform the CCO immediately if, during any “open” period, the employee receives Company Inside Information (thus “closing” the window as to the Access Person and the Firm). The CCO will designate the subject security “restricted” during all periods for which the issuer’s trading window is closed, as well as during all periods in which the employee/director is in possession of Company Inside Information. The CCO will notify Trading and whatever other personnel may be appropriate to notify of any such “restricted” status — and of the termination of that status — and the CCO generally will not approve transactions in the relevant securities for Personal Accounts while the restricted status endures.

f.	Procedures Regarding Receipt of Information That May Be Confidential

•	In the course of deciding whether or not to effect a transaction, either for a Personal Account or for a client account, in addition to complying with preapproval procedures and other Firm procedures and policies, an employee should ask himself/herself whether they have any information that may constitute either Company Inside Information or Firm Inside Information. The employee should review the definitions in this Code and Appendix 2 for help, as well as consult with the CCO if they have any questions whatsoever.

[3]	Directorships of for-profit companies are discouraged except in connection with the Firm’s investments of client assets.
[4]	If the Firm were to consent to an Access Person serving as a director of a publicly traded company other than in connection with client investments in that company, the Firm would probably impose similar restrictions on Firm trading.

Kempner Capital Management, Inc.

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•	If an employee has any reason to believe he/she may have Company Inside Information or Firm Inside Information, he/she should take the following actions:

(a)	Report the matter immediately to the CCO, disclosing all information believed to be relevant.

(b)	Do NOT buy or sell any security to which the information relates — for any Personal Accounts or for any account the Firm manages.

(c)	Do NOT communicate the information to anyone within or outside the Firm, other than the CCO or the Managing Officer. In addition, take care that the information is secure.

The CCO will instruct the employee on how long to continue these restrictions on trading and communication. All questions must be resolved about whether information is material or nonpublic, the applicability or interpretation of these procedures or the propriety of any action to the satisfaction of the CCO before the employee may effect the transaction or communicate the information.

g.	Chief Compliance Officer’s Procedures

Whenever it is determined that an employee has received confidential information, the CCO will effect whatever measures are, in his or her judgment, appropriate to prevent dissemination of such information.

•	Review trading activity in all accounts the Firm manages with whatever frequency the CCO determines is appropriate.

•	Review trading activity in all Personal Accounts with whatever frequency the CCO determines is appropriate. This may include sampling.

•	Conduct an investigation when he or she has reason to believe that any employee has received and traded on confidential information or has disseminated such information to other persons.

•	In consultation with Management, apply any sanctions he or she determines are appropriate to any violation of this Code.

GIFTS, political contributions and OUTSIDE EMPLOYEE ACTIVITIES

a.	Personal Gifts

•	General Policy. Employees may not receive personal gifts that could induce them to take actions in client accounts for reasons other than KCM’s clients’ best interests. Employees may not accept gifts of cash or cash equivalents and must evaluate entertainment to determine if it might be excessive. When in doubt, do not accept a gift or entertainment, or check with the CCO or Managing Officer.

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Code of Ethics

As of September 2017

•	It is important to note the distinction between what is considered to be a “gift” vs “entertainment.” A “gift” generally includes anything given as a result of a business relationship for which the recipient does not pay fair market value. However, when a client or third party vendor is present with an employee at a meal, outing or an event (i.e., he/she must be seated with the employee or be among the employee in the larger group setting), such situation, due to the accompaniment of the giver, is considered “business entertainment” rather than a “gift.” Employees may attend business meals, sporting events and other entertainment events at the expense of giver, provided that the entertainment is not lavish or extravagant in nature. In addition, entertainment is only appropriate when used to foster, promote and maintain business relationships with Kempner. Entertainment that does not further Kempner’s interest is not appropriate.

•	Compliance Procedures. An employee must report promptly to the CCO any personal gift presented to the employee by someone outside the Firm, whether it is cash, wine, tickets, a trip, favors, etc. Generally, the Firm does not allow employees to accept gifts of more than a nominal amount (exceeding $100 in value). If a gift appears to be excessive in value, the CCO will determine the appropriate response, which may include, among other outcomes, returning the gift, giving it to charity or sharing it among all Firm employees.

b.	Political Contributions

Since KCM is Advisor to the Kempner Multi-Cap Deep Value Equity Fund and the potential exists that government entities might be shareholders, all Covered Associates are required to report quarterly all political contributions exceeding

•	$150 to state and local political candidates, campaigns, PACs or political parties for which the contributor is not entitled to vote for the prior two years, or

•	$350 to state and local political candidates, campaigns, PACs or political parties for which the contributor is entitled to vote for the prior two years,

KCM will be unable to market to public funds if KCM (or any of its Covered Associates) made a donation in the prior two years to an individual in a position to select the manager for that fund. For more detailed information, please see below. (See Exhibit I for form)

Applies to Covered Associates
General partner, managing member, executive officers or employees who solicit government entities (state or local)
Prohibitions	De Minimis Exception (Contributions Allowed)	Exception for New Covered Associate

Provide IA services to State or local government entity if firm or Covered Associate

1) Made a political contribution within 2 years to an official of that entity

2) Paid or pays a solicitor to government entities unless is a regulated person or employee

3) Coordinated or solicited a PAC to contribute to an official of that entity

4) Paid the political party of the State or locality

	≤ $150 to one official per election if contributor is not eligible to vote in the election ≤ $350 to one official per election if contributor is eligible to vote in the election	Exception if contribution was made more than 6 months before person became an Covered Associates and does not solicit government entities

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As of September 2017

Exception for Certain Returned Contributions	Contribution Amount	Limits to Exceptions
Contributions will not be counted if: 1) The discovery is made within 4 months of the contribution date and 2) The contribution is returned within 60 days of discovery	≤ $350	A firm may be granted exceptions by the SEC with the following limits, allowing only one limit/employee/year: < 50 employees, 2/year

c.	Service as a Public Company Director

No Access Person may serve as a director of a publicly held company without prior approval by the CCO based upon a determination that service as a director would be in the best interests of any client of the Firm or at least not adverse to those interests.

d.	Other Outside Business Interests

•	General Policy. Except for service as public company directors (which is subject to the procedure discussed above), Access Persons may not engage in significant business activities outside of their activities for the Firm without disclosing those activities to the CCO by completing Exhibit E. The Firm may prohibit activities that the CCO, in his or her discretion, believes (i) may pose a significant conflict of interest with the Firm’s activities, (ii) could result in interruption in service to its clients or (iii) could result in adverse publicity for the Firm.

•	Compliance Procedures. Each employee must take the following steps to comply with the Firm’s policy regarding outside business activities:

(a)	At or before commencement of employment, complete and submit to the CCO a Statement of Outside Business Activities in the form of Exhibit E. Employees must discuss any disclosed activities with the CCO at his/her request to enable him/her to determine if the activities might result in a significant conflict of interest with KCM’s activities or such employee’s activities on KCM’s behalf.

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As of September 2017

(b)	Bring to the attention of the CCO any prospective plans to engage in any such activities prior to initiating them.

(c)	Provide the CCO annually with an updated Exhibit E indicating any changes to the information contained in Exhibit E previously submitted.

Any information submitted to the CCO under this policy will be considered confidential and will not be discussed with anyone other than senior management or KCM’s professional advisors without the employee’s permission.

e.	Involvement in Litigation

Each employee must advise the CCO immediately if they become involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Each employee must also report to the CCO if they receive any subpoena, are arrested, become subject to any order or are contacted by any regulatory authority.

Whistleblowing

a.	General Policy

Firm employees are encouraged to report potential violations of the Code of Ethics or other illegal or unethical behavior to the CCO or senior management of the Firm. Firm employees are also encouraged to discuss situations that may present ethical issues with such persons. The Firm will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings.

The Firm will not permit retaliation of any kind by, or on behalf of, the Firm or any employee against any individual for making good faith reports of violations to this Code of Ethics.

recordkeeping and administration

The CCO is responsible for implementing this Code and, in connection with doing so, following these procedures:

•	Provide each employee with a copy of this Code, as it may be amended or supplemented;

•	Obtain each employee’s written acknowledgement that he or she has received a copy of this Code and

•	Maintain in the Firm’s records for the periods required by applicable regulations

✓	A copy of this Code and each revision of this Code.

✓	A copy of each employee’s written acknowledgement of receipt of this Code.

✓	A record of each violation of this Code and the actions taken as a result of that violation and records of employee reports pursuant to this Code.

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KEMPNER CAPITAL MANAGEMENT, INC.

ANNUAL ACKNOWLEDGEMENT

I have read, understand and acknowledge that I am subject to and agree to abide by the terms and provisions set forth in this policies and procedures manual, including KCM’s Code of Ethics, and the information set forth in the Form ADV Part 2A. I further certify that I have made all disclosures and reports required pursuant to this policies and procedures manual, including the Code of Ethics, and the Form ADV Part 2A and that such disclosures and reports are true and accurate in all respects. If I become aware of changes such that the ADV is no longer correct, I will notify the CCO immediately. I understand that violations of this manual or the Code of Ethics would subject me to sanctions, up to and including termination of my employment with KCM for cause.

I have not discussed company business on social networking sites such as Facebook, Twitter, Instagram and LinkedIn or personal blogs that refer to the Firm or my activities on behalf of the Firm without the CCO’s approval.

Signature of Employee

Print Name of Employee

Date

Disciplinary History Disclosure:

In the past ten years, I have not:

a.	been convicted of or plead guilty or nolo contendere ("no contest") in a domestic, foreign, or military court to any felony;
b.	been charged with any felony;
c.	been convicted of or plead guilty or nolo contendere in a domestic, foreign, or military court to a misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses; or
d.	been charged with a misdemeanor listed in (c).

Signature of Employee

Date

Kempner Capital Management, Inc.

Code of Ethics

As of September 2017

Political Contributions:

I have read the Gifts, Political Contributions and Outside Employee Activities Section in the Code of Ethics. I acknowledge that I will be required to report political contributions I have made in the past two years, in accordance with the policy, should KCM decide to market the services to public entities.

Signature of Employee

Date

Use of Personal Mobile Devices:

I have read the Mobile Devices Section in the Cyber Security Policy. I acknowledge that if I use my mobile devices (smartphone, iPad, tablet) to access the Firm’s email, I will be required to notify the CCO and/or Head Trader of such and will adhere to all cyber security protocols set forth in the policy, including password protecting my device(s). Should my mobile device become lost or stolen, I will immediately notify the CCO and HT and acknowledge that I will no longer have access to the Firm’s email.

I am currently using my mobile device to access the Firm’s email.
Yes	No

If yes, please provide the following:

Type of Device: Smartphone______ iPad _____ Tablet _____ Other _____

Mobile Phone Number

iPad/Tablet IP Address

Signature of Employee

Date

Signature of Chief Compliance Officer	Date Reviewed

N:Compliance – Forms/2015 Compliance Forms/COE – Annual Acknowledgement.docx

Kempner Capital Management, Inc.

Code of Ethics

As of September 2017

APPENDIX 1

Beneficial Ownership

An employee has a “beneficial ownership” interest in Reportable Securities whenever he or she has a direct or indirect pecuniary interest in those securities within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended. Examples of such pecuniary interests include (but are not limited to) when Reportable Securities are owned:

1.	By an employee for his/her own benefit, whether bearer, registered in his/her own name or otherwise;

2.	By others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

3.	For an employee’s account by a pledgee;

4.	By a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) some other person can direct by will a distribution of trust property or income to the employee;

5.	By an employee as trustee or co-trustee, where either the employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	By a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	By any partnership in which the employee or a company the employee controls (alone or jointly with others) is a general partner;

8.	By a corporation or similar entity controlled by the employee alone or jointly with others;

9.	In the name of the employee’s spouse (unless legally separated);

10.	In the name of minor children of the employee or in the name of any relative of the employee or of his/her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and dividends are not actually used for the maintenance of the employee’s home;

11.	In the name of any person other than the employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to those of ownership or

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Code of Ethics

As of April 2017

Appendix 1

12.	In the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the employee can vest or revest title in himself/herself.

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Appendix 1

APPENDIX 2

Insider Trading Background

The Firm forbids you to trade, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicate material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” KCM’s policy extends to activities outside as well as within your duties for the Firm.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider while in possession of material nonpublic information,

2.	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated or

3.	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions, you should consult the CCO.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Generally, information is “material” if there is a substantial likelihood a reasonable investor would consider it important in making his or her investment decisions or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information you should consider material includes, but is not limited to:

•	dividend changes,

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Appendix 2

•	earnings estimates,

•	changes in previously released earnings estimates,

•	significant merger or acquisition proposals or agreements,

•	major litigation,

•	liquidation problems and

•	extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation, would be considered public.

Penalties for Insider Trading

Penalties for trading on, or communicating, material nonpublic information are severe for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

•	civil injunctions,

•	treble damages,

•	disgorgement of profits,

•	jail sentences,

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of the Firm’s Code of Ethics can be expected to result in serious sanctions by the Firm, potentially including dismissal.

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Appendix 2

Kempner capital management, Inc.

ACCESS PERSON - PERSONAL ACCOUNT TRADING REQUEST AND AUTHORIZATION FORM

Employee’s Name:	Date:

I hereby request authorization to enter into the following securities transaction:

Name of Company and Ticker Symbol (for bonds: CUSIP, coupon and maturity date):

_____________________________________

Type of Order: Buy_____ Sell_____ Options_____ Tender_____ Other_____

(Explain:______________________________________________)

Price: Market ______ Limit _______ Stop _______ Number of shares (for bonds, principal amount): ______________

Broker/Dealer:	Bank:

Name and Number of Account:

If this security is NOT on the WATCH LIST or BUY LIST and is NOT currently owned in client accounts, provide an explanation of why the security is not suitable for client portfolios. Some of the factors used to determine suitability for client portfolios are: Compatibility with the client’s investment guidelines and objectives, Risk Factor, Dividend Yield Required, P/E Multiple.

This transaction is for investment purposes and to the best of my knowledge will comply with the relevant provisions of KCM’s Code of Ethics. I do not possess any material nonpublic information concerning the securities that are the subject of this transaction or the issuer thereof.

Signature of Employee

The above transaction is __ approved based on information provided above

Chief Compliance Officer	Date

The above transaction is __ disapproved for the following reason(s):

Chief Compliance Officer	Date

REV:12 2011

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit A

Kempner capital management, Inc.

annual LIST OF PERSONAL ACCOUNTS

Required within 10 days of hire and annually thereafter

Name of Broker	Name(s) in Which Account Held	Account Number

LIST OF HOLDINGS OF REPORTABLE SECURITIES

I hereby certify that the following is a complete listing of all Reportable Securities held in Personal Accounts or otherwise “beneficially owned” by me (within the meaning described in the Firm’s Code of Ethics) as of the date hereof. I further acknowledge that failure to disclose fully all Reportable Securities will violate KCM’s Code of Ethics.

Name of Reportable Security	Ticker Symbol/CUSIP, Coupon, Maturity Date	Type of Security	Number of Shares/Principal Amount of Bonds	Date Acquired

___All Reportable Securities I own are on brokerage statements provided to KCM.

___I own no securities.

Name of Employee

Signature of Employee

Date

Rev: 06 2013

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit B

Kempner capital management, Inc.

ACCESS PERSON - QUARTERLY REPORT OF SECURITIES TRANSACTIONS in Personal Accounts

KCM’s firm policy and SEC regulations require that each employee report within 30 days of the end of each quarter any personal securities transactions in any securities accounts of the employee or any immediate family or household members.

Transactions do not need to be reported for:

•	any account on which the employee has no direct or indirect influence or control,

•	U. S. Treasury or government securities,

•	open end mutual funds, including money market funds,

•	variable annuities.

All personal securities transactions and account statements are maintained in confidence by the Chief Compliance Officer except when necessary to enforce the firm’s policy or to comply with requests for information from government agencies.

Employee Name	Quarter Ending

________ YES, I have had personal securities transactions within the past quarter as reported on:

(Check those that apply)

( ) statement sent directly by my broker/dealer or custodian

( ) the attached report

________ NO, I have had no personal securities transactions in the past three-month period.

This report is to be signed, dated and returned to Diana Bartula, Chief Compliance Officer, within 30 business days of the end of the quarter.

Employee Signature

Date
Compliance Officer Review & Date

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit C

KEMPNER CAPITAL MANAGEMENT, INC.

Quarter/Year _______________________________

Report of Personal Accounts

(Supplement Report to the Annual List of Personal Accounts)

List of Personal Accounts

Broker	Name in Which Account Held	Account Number	Stmt Rcvd

_______ NO, I have not opened any additional personal accounts for this period.

_______ YES, I have opened an additional personal account. I will provide a copy of my most recent statement. I will make immediate arrangements for my statement to be sent to Compliance directly by my broker/dealer/custodian.

I am a(n) _______ Access Person __________ Non-Access Person

Employee

Date

Rev:06 2013

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit D

OUTSIDE ACTIVITIES OF CURRENT EMPLOYEES

All employees are required to devote their full time and efforts to the business of the Firm. In addition, no person may make use of his or her position as an employee, make use of information acquired during employment or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and the interests of the Firm.

To assist in ensuring that such conflicts are avoided, an employee must obtain the written approval of the CCO prior to:

•	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, nonprofit and political organizations.

•	Accepting a second job or part-time job of any kind or engaging in any other business outside of the Firm.

•	Acting, or representing that the employee is acting, as agent for a firm in any investment banking matter or as a consultant or finder.

•	Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of the Firm) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.

•	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the Firm, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

Every employee is required to complete the attached disclosure form and have the form approved by the CCO prior to serving in any of the capacities described heretofore. In addition, an employee must advise the Firm if the employee is or believes that he or she may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration. Evidence of such advice must be obtained by completion of such form with the signatures of the CCO.

REV:06 2013

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit E

STATEMENT OF OUTSIDE ACTIVITIES OF CURRENT EMPLOYEES

INSTRUCTIONS:

The Firm expects its full-time employees to devote their full business day to the business of the Firm and to avoid any outside employment, position, association or investment that might interfere or appear to interfere with the independent exercise of the employee’s judgment regarding the best interests of the Firm and its clients. Should an activity or investment be deemed a conflict of interest, or appear to create a conflict of interest, between the employee and the Firm, the employee may be required to terminate such.

Name of Employee	Date

Section A. GENERAL (Employees must complete all questions in Section A and then complete the Sections (B – F) that are applicable.)

1.	☐ Yes	☐ No	I am seeking approval to become a director, officer, general partner, sole proprietor or employee of, or a consultant or contributor to, an organization or entity other than a Adviser entity. If yes, complete Section B.
2.	☐ Yes	☐ No	I am seeking approval to serve or to agree to serve in a fiduciary capacity as an administrator, conservator, executor, guardian or trustee. If yes, complete Section C.
3.	☐ Yes	☐ No	I am seeking approval to participate in a private placement. If yes, complete Section D.
4.	☐Yes	☐ No	I am seeking approval to serve or to participate in a security holders’ or creditors’ committee or to become actively involved in a proxy contest seeking a change in the management or control of an organization or entity. If yes, complete Section E.
5.	☐ Yes	☐ No	I anticipate becoming involved or participating in an arbitration or litigation, either as a plaintiff, defendant or witness. If yes, complete Section F.

Section B. EMPLOYMENT RELATIONSHIPS

Name of Organization or Entity:
Employee’s Position or Function:
Activity or Business of Organization or Entity:
Type of Organization or Entity:
Date Association with Organization or Entity will Commence:
Hours Devoted Per Day:	During Business Hours ____ During Non-Business Hours ____

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit F

Annual Compensation From Organization or Entity:
Financial Interest in Organization or Entity:

To the best of your knowledge:

Does any material adverse information exist concerning the organization or entity?	☐ Yes	☐ No
Does any conflict of interest exist between any KCM entity and the organization or entity?	☐ Yes	☐ No
Does the organization or entity have a business relationship with any KCM entity?	☐ Yes	☐ No

If yes to any of the above, please attach full explanation.

Section C. FIDUCIARY RELATIONSHIPS

Name of Person or Organization or Entity Employee will be Acting for:
Employee’s Fiduciary Capacity:
Basis for Appointment: (e.g., Family Related)
Annual Compensation for Serving:

Have securities or futures accounts (other than Federal Reserve Board “Treasury Direct” accounts) been opened for the benefit of the person or organization or entity and will the employee have the authority to make investment decisions for such accounts?	☐Yes	☐No

If yes, please complete and attach Exhibits B and C as required.

To the best of your knowledge:

Does any material adverse information exist concerning the organization or entity?	☐ Yes	☐ No
Does any conflict of interest exist between any KCM entity and the organization or entity?	☐ Yes	☐ No
Does the organization or entity have a business relationship with any KCM entity?	☐ Yes	☐ No

If yes to any of the above, please attach full explanation.

Section D. CONTROL INTERESTS

Name of Organization or Entity:
Type and Size of Interest:
Ownership Percentage:
Activity or Business of Organization or Entity:
Date Interest to be Acquired:

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit F

To the best of your knowledge:

Does any material adverse information exist concerning the organization or entity?	☐ Yes	☐ No
Does any conflict of interest exist between any KCM entity and the organization or entity?	☐ Yes	☐ No
Does the organization or entity have a business relationship with any KCM entity?	☐ Yes	☐ No

If yes to any of the above, please attach full explanation.

Section E. CLAIMANT COMMITTEES/PROXY CONTESTS

Type of Committee (If Applicable):
Target Organization or Entity:
Activity or Business of Organization or Entity:
Type of Organization or Entity:
Employee Role or Function:

To the best of your knowledge:

Does any conflict of interest exist between any KCM entity and the organization or entity?	☐ Yes	☐ No
Does the organization or entity have a business relationship with any KCM entity?	☐ Yes	☐ No

If yes to any of the above, please attach full explanation.

Section F. ARBITRATION/LITIGATION

Employee Role:	☐ Plaintiff	☐ Defendant	☐ Witness

Title of Action:

Description of Action:

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit F

To the best of your knowledge:

Is any KCM entity involved in or affected by this action?	☐ Yes	☐ No
Is any KCM client, counterparty or vendor involved in or affected by this action?	☐ Yes	☐ No

If yes to any of the above, please attach full explanation.

EMPLOYEE AFFIRMATION

I affirm that the above information is accurate and complete as of the date hereof. I understand that I am under an obligation during my employment with the Firm to obtain the approval of the Chief Compliance Officer prior to engaging in outside activities or making certain investments, as more fully described in the Firm policy, and to advise the Firm if I become or I believe I may become a participant, either as a plaintiff, defendant or witness, in any litigation or arbitration. I also agree to advise the Chief Compliance Officer promptly if the information herein changes or becomes inaccurate.

Signature of Employee	Date

CHIEF COMPLIANCE OFFICER APPROVAL/NOTIFICATION

Signature of Chief Compliance Officer	Date

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit F

Kempner capital management, Inc.

GIFT LOG

Employee Name	Date Received	Type of Gift	Donor’s Name	Donor’s Company	Relationship to KCM	Approximate Value

Rev:12 2011

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit F

Kempner capital management, Inc.

Client and Access Person Trading Report (Quarterly and Yearly)

Date – Date

Date of Order Entry	Date of Execution (Trade Date)	Buy/ Sell	Client(s)	Employee Account	Security	TKR	Client Price	Employee Price	Comments

REV:12 2011

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit G

Kempner capital management, Inc.

TRADING FOR ACCESS PERSONS

If the Security is:	Employee Accounts:
	BUYS	SELLS
On the Buy List	Can Buy at current market price Preclearance is required.	Can Sell at market
An Open GTC Order to Buy	Can Buy at current buy price for clients + 10 bps	Can Sell at market
On the Watch List and/or under consideration for purchase or sell	Cannot Buy	Cannot Sell
On the Sell List (If the security is on the Sell List, it is an Open GTC Order to Sell. When executed, the security is removed from the Sell List.)	Can Buy at market	Can Sell at 10 bps less than current sell price for clients
On the Hold List and is owned by a client	Cannot write a put (e.g., buying puts on equities held in client accounts) Can Buy at market Preclearance is required.	Cannot write a call Can Sell at market Preclearance is required.
Not owned by clients and not on the Hold List, Watch List, Buy List or Sell List	Can Buy at market Preclearance is required. If the security meets KCM criteria, it must go to the Investment Committee for review before clearance will be provided.	Can Sell at market

TRADING FOR NON-ACCESS PERSONS

For any security researched, a Non-Access Person cannot buy or sell that security for 30 days (black-out period) after the research has been submitted for review.

REV:12 2011

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit H

KEMPNER CAPITAL MANAGEMENT, INC.

Quarter ____________________________

Report of Personal Political Contributions

__________ NO, I did not make any personal political contributions during the reporting quarter.

__________ YES, I made the below personal political contribution(s) during the reporting quarter.

Note: You must include personal political contributions made by anyone in your household.

Covered Associates are required to report all political contributions exceeding

•	$150 to state and local political candidates, campaigns, PACs or political parties for which the contributor is not entitled to vote for the prior two years, or

•	$350 to state and local political candidates, campaigns, PACs or political parties for which the contributor is entitled to vote for the prior two years.

Name of Contributor	Name and Title of Recipient*	Date of Contribution	Amount of Contribution	Contribution Subject to Rule 206(4)-5(b)(2)?** Y/N

Attach additional page if needed.

*	Including any City/County/State or other political subdivision.
**	Rule 206(4)-5(b)(2) The contribution is not subject to the Rule if the contribution was made by a natural person more than six months prior to becoming a covered associate of the investment adviser unless such person, after becoming a covered associate, solicits clients on behalf of the investment adviser.

Employee

Date

CCO

Review Date by CCO

Kempner Capital Management, Inc.

Code of Ethics

As of April 2017

Exhibit H